Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF THE COMPANY AND REINHART

The unaudited pro forma combined statement of operations for the fiscal year ended June 29, 2019, combines the historical consolidated statements of operations of the Company and Reinhart, giving effect to the Proposed Reinhart Acquisition and the financing of the Proposed Reinhart Acquisition (the “Acquisition Financing”) as if they each had occurred on July 1, 2018. The unaudited pro forma combined balance sheet as June 29, 2019, combines the historical consolidated balance sheets of the Company and Reinhart, giving effect to the Acquisition Financing and the Proposed Reinhart Acquisition, as if they each had occurred on June 29, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the Proposed Reinhart Acquisition, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	separate historical unaudited interim financial statements of Reinhart as of and for the six months ended June 30, 2019 and 2018, and the related notes, incorporated by reference herein;

•
separate historical audited financial statements of the Company as of and for the fiscal year ended June 29, 2019, and the related notes, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019, incorporated by reference herein; and

•	separate historical audited financial statements of Reinhart as of and for the fiscal year ended December 31, 2018, and the related notes, incorporated by reference herein.

The Company and Reinhart have different fiscal years. The unaudited pro forma combined statement of operations includes Reinhart’s unaudited consolidated statement of operations for the twelve-month period ended June 30, 2019. Reinhart’s results for the twelve-month period ended June 30, 2019 were derived by adding the results of the six-month period ended June 30, 2019 to its statement of operations for the fiscal year ended December 31, 2018, and subtracting the results of the six-month period ended June 30, 2018.

The unaudited pro forma combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Proposed Reinhart Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals, and there can be no assurance that the Proposed Reinhart Acquisition will occur on or before a certain time, on the terms described herein, or at all. The Proposed Reinhart Acquisition or any other financing transaction are not conditioned upon each other. In addition, under certain relevant laws and regulations, before completion of the Proposed Reinhart Acquisition, there are certain limitations regarding what we can learn about Reinhart. Until the Proposed Reinhart Acquisition is completed, we will not have complete access to all relevant information. The assets and liabilities of Reinhart have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements prepared in accordance with the rules and regulations of the SEC.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Proposed Reinhart Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Proposed Reinhart Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma combined financial information in deciding whether or not to invest in our notes.

Management expects that the strategic and financial benefits of the Proposed Reinhart Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma combined statements of operations for either period.

Unaudited Pro Forma Combined Statement of Operations
for the fiscal year ended June 29, 2019

(In millions, except per share data)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
Net sales	$19,743.5	$6,186.6	$—		$25,930.1
Cost of goods sold	17,230.5	5,339.5	—		22,570.0
Gross profit	2,513.0	847.1	—		3,360.1
Operating expenses	2,229.7	736.2	(2.0	)(a)	3,042.4
			78.5	(b)
Operating profit	283.3	110.9	(76.5)		317.7
Other expense, net:
Interest expense	65.4	34.3	63.4	(c)	163.1
Other, net	(0.4)	0.2	—		(0.2)
Other expense, net	65.0	34.5	63.4		162.9
Income before taxes	218.3	76.4	(139.9)		154.8
Income tax expense (benefit)	51.5	0.1	(36.4	)(d)	15.2
Net income	$166.8	$76.3	$(103.5)		$139.6
Weighted-average common shares outstanding:
Basic	103.8	—	—		103.8
Diluted	105.2	—	—		105.2
Earnings per common share:
Basic	$1.61				$1.34
Diluted	$1.59				$1.33

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 4.

Unaudited Pro Forma Combined Balance Sheet
as of June 29, 2019

(In millions, except per share data)	Company	Reinhart	Pro Forma Adjustments		Pro Forma As Adjusted Combined
ASSETS
Current assets:
Cash	$14.7	$19.3	$(19.3	)(a)	$28.7
			14.0	(h)
Accounts receivable	1,227.3	304.9			$1,532.2
Inventories, net	1,356.9	239.1	53.0	(b)	$1,649.0
Prepaid expenses and other current assets	71.7	13.8	(1.0	)(c)	$84.5
Total current assets	2,670.6	577.1	46.7		$3,294.4
Goodwill	765.8	576.5	230.2	(d)	$1,572.5
Other intangible assets, net	194.3	139.0	494.9	(e)	$828.2

Property, plant and equipment, net	950.5	411.4	59.4	(f)	$1,421.3
Restricted cash	10.7	—	—		$10.7
Other assets	61.6	12.0	(3.3	)(g)	$70.3
Total assets	$4,653.5	$1,716.0	$827.9		$7,197.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Outstanding checks in excess of deposits	$206.9	$134.8			$341.7
Trade accounts payable	1,130.8	279.8			$1,410.6
Accrued expenses and other current liabilities	343.3	84.6			$427.9
Long-term debt, current maturities	—	4.2	(4.2	)(a)	$—
Capital lease obligations—current installments	18.3	—			$18.3
Total current liabilities	1,699.3	503.4	(4.2)		$2,198.5
Long-term debt	1,202.9	307.6	2,028.0	(h)	$3,230.9
			(307.6	)(a)
Deferred income tax liability, net	108.0	—			$108.0
Capital lease obligations, excluding current installments	128.9	—			$128.9
Other long-term liabilities	216.2	34.0	(3.3	)(g)	$246.9
Due to Members	—	312.1	(312.1	)(i)	$—
Total liabilities	3,355.3	1,157.1	1,400.8		$5,913.2
Shareholders’ equity:
Common Stock	1.0	—	—		$1.0
Additional paid-in capital/Members' capital	866.7	561.9	(561.9	)(j)	$866.7
Accumulated other comprehensive (loss) income	(0.2)	(3.0)	3.0	(j)	$(0.2)
Retained earnings	430.7	—	(14.0	)(h)	$416.7
Total shareholders’ equity	1,298.2	558.9	(572.9)		$1,284.2
Total liabilities and shareholders’ equity	$4,653.5	$1,716.0	$827.9		$7,197.4

See the accompanying notes to the unaudited pro forma combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 5.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)

Note 1. Basis of Presentation

The unaudited pro forma combined statement of operations has been derived from the following:

•	The audited consolidated statement of operations of the Company for the fiscal year ended June 29, 2019

•	The unaudited consolidated statement of operations of Reinhart for the twelve-month period ended June 30, 2019

Reinhart’s results for the twelve-month period ended June 30, 2019 were derived by adding the results of the six-month period ended June 30, 2019 to its statement of operations for the fiscal year ended December 31, 2018, and subtracting the results of the six-month period ended June 30, 2018.

The unaudited pro forma combined balance sheet has been derived from the following:

•	The audited consolidated balance sheet of the Company as of June 29, 2019

•	The unaudited consolidated balance sheet of Reinhart as of June 30, 2019

The pro forma adjustments have been prepared as if the acquisition of Reinhart occurred on June 29, 2019 in the case of the unaudited pro forma combined balance sheet and on July 1, 2018 in the case of the unaudited pro forma combined statement of operations for the fiscal year ended June 29, 2019. The adjustments give pro forma effect to events that are (i) directly attributable to the Company’s acquisition of Reinhart, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the Company. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transaction, and that the pro forma adjustments in the unaudited pro forma combined financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma combined financial statements of the transaction described above are more fully described in Note 4 and Note 5.

Note 2. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited pro forma combined financial statements are those used by the Company as set forth in the audited historical financial statements and notes of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 29, 2019, as filed and incorporated by reference herein. The unaudited pro forma combined financial statements reflect any adjustments known at this time to conform Reinhart’s historical financial information to the Company’s significant accounting policies based on the Company’s review of Reinhart’s summary of significant accounting policies, as disclosed in the Reinhart historical financial statements incorporated by reference, and preliminary discussions with Reinhart’s management. Upon completion of the acquisition and a more comprehensive comparison and assessment, additional differences may be identified.

Note 3. Preliminary Purchase Price Allocation

On July 1, 2019, the Company entered into a Membership Interest Purchase Agreement to acquire Reinhart in a transaction valued at $2.0 billion. The $2.0 billion purchase price is expected to be financed with $1,060 million in aggregate principal amount of senior notes due 2027 (the “notes”), borrowings under an amendment to the ABL Facility, and net proceeds from an offering of shares of the Company’s common stock, subject to market conditions, of approximately $400 million. Currently, the Company does not have a firm commitment from an underwriter and, therefore, has not reflected such equity issuance in these unaudited pro forma combined financial statements.

On July 1, 2019, in connection with the execution of the Purchase Agreement, PFG entered into a commitment letter with Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, pursuant to which the Commitment Parties have committed to provide (i) a senior unsecured bridge loan facility in an aggregate principal amount of up to $1.46 billion and (ii) certain additional term loan commitments under the Company’s Third Amended and Restated Credit Agreement, dated as of May 17, 2019, in an aggregate principal amount of up to $600 million. The unaudited pro forma combined financial statements assume $400 million of borrowings under the Bridge Facility.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Reinhart are recorded at fair value on the acquisition date and added to those of the Company. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Reinhart, based on Reinhart’s consolidated balance sheet as of June 30, 2019, with all excess value over consideration paid recorded as goodwill.

(In millions)
Total current assets	$609.8
Goodwill	806.7
Other intangible assets, net	633.9
Property, plant and equipment	470.8
Other assets	8.7
Total assets	2,529.9
Total current liabilities	499.2
Other long-term liabilities	30.7
Total liabilities	529.9
Total preliminary purchase price	$2,000.0

Note 4. Income Statement Pro Forma Adjustments

(a)	Reflects the removal of transaction costs incurred in fiscal 2019 by the Company related to the acquisition of Reinhart.

(b)
Reflects the additional depreciation expense for the step up in fair value for the real estate properties acquired, as well as an estimate of the amortization of intangible assets. Amortization is expected to be recognized on a straight-line basis over a weighted average useful life of approximately 7.7 years. In addition, this reflects the removal of Reinhart's previously recorded amortization of intangible assets.

(c)
Reflects adjustments to interest expense related to pro forma long-term debt. As discussed in Note (h) within Note 5. Balance Sheet Pro Forma Adjustments, we have assumed the incurrence of total long-term indebtedness of $2,060 million in connection with the Proposed Reinhart Acquisition. If an equity offering of $400 million is consummated, the Company would not incur any borrowings under the Bridge Facility, which would result in a reduction in total interest expense of approximately $12.0 million. There can be no assurance as to the size, timing or terms of any such equity offering, or whether such offering will be ultimately pursued or consummated. For purposes of this calculation, we assumed a weighted average interest rate of 4.5%. The assumed interest rates were based on current interest rates at the time the pro forma financial information was prepared, and interest expense may be higher or lower if our actual interest rate or credit ratings change. A change in assumed interest rates of 12.5 basis points for new variable rate debt would change the pro forma annual interest expense by $1.3 million. In addition, this reflects the removal of Reinhart's previously recorded interest expense related to debt we will not assume in the transaction.

(d)	Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 26.0%.

Note 5. Balance Sheet Pro Forma Adjustments

(a)	Reflects the removal of Reinhart's previously recorded cash and long-term debt that the Company did not assume in the transaction.

(b)	Reflects the removal of Reinhart's LIFO inventory reserve ($35 million) and an estimate of the step up in fair value of inventory ($18 million).

(c)	Reflects the removal of other current assets that the Company did not assume in the transaction.

(d)
Reflects the excess of the Company's consideration paid of approximately $2.0 billion over the amount of identifiable assets and liabilities assumed in the transaction as shown in Note 3 above. In addition, this reflects the removal of Reinhart's previously recorded goodwill.

(e)	Reflects an estimate of the fair values of intangible assets identified, as well as the removal of Reinhart's previously recorded intangible assets.

(f)	Reflects the step up in fair value for real estate acquired in the transaction.

(g)	Reflects the removal of Reinhart's deferred compensation plan assets and liabilities that the Company did not assume in the transaction.

(h)
Reflects the issuance of $1,060 million of notes, $600 million of additional borrowings under the ABL Facility, and $400 million of borrowings under the Bridge Facility. As previously disclosed, the Company plans to use proceeds from an offering of the Company's common stock to finance approximately $400 million of the consideration in the Proposed Reinhart Acquisition. However, at this time, the Company does not have a firm commitment from an underwriter and, therefore, has not reflected such equity offering in these unaudited pro forma combined financial statements. If an equity offering of $400 million is consummated, the Company would not incur any borrowings under the Bridge Facility, resulting in a total of $1,660 million of total long-term indebtedness incurred in connection with the Proposed Reinhart Acquisition. There can be no assurance as to the size, timing or terms of any such equity offering, or whether such offering will be ultimately pursued or consummated. Of the $1,060 million of notes, $60 million will be used to fund debt issuance costs, audit, legal and advisory transaction fees, and expected future equity issuance costs. The pro forma adjustments reflect the deferred issuance costs of $32.0 million for the issuance of the notes within Long-term debt. The $14.0 million of audit legal and advisory transaction fees are considered non-recurring costs and are reflected as a pro forma adjustment to Retained earnings. The $14.0 million of expected future equity issuance costs will be held in cash until such equity issuance is consummated.

(i)	Reflects the removal of amounts payable to Reinhart's parent company Reyes Holdings, L.L.C.

(j)	Reflects the removal of Reinhart's members' capital and previously recorded accumulated other comprehensive loss.